Exhibit 10.17
GRACO INC. AMENDED AND RESTATED 2019 STOCK INCENTIVE PLAN

EXECUTIVE OFFICER NON-QUALIFIED STOCK OPTION AGREEMENT

TERMS AND CONDITIONS

1.    Grant of Option

The Company grants to Employee, the right and option (the “Option”) to purchase all or any part of an aggregate of the Shares Granted of Common Stock of the Company, par value USD 1.00 per share, at the Award Price per share on the terms and conditions set forth below.

2.    Duration and Exercisability

A.    No portion of this Option may be exercised by Employee until the first anniversary of the Date of Grant and then only in accordance with the Vesting Schedule set forth below. In no event shall this Option or any portion of this Option be exercisable following the tenth anniversary of the Date of Grant.

Vesting Schedule

Vesting Date	Portion of Option Exercisable
First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	50%
Third Anniversary of Date of Grant	75%
Fourth Anniversary of Date of Grant	100%

If Employee does not purchase in any one year the full number of shares of Common Stock of the Company to which Employee is entitled under this Option, Employee may, subject to the terms and conditions of Section 3, purchase such shares of Common Stock in any subsequent year during the term of this Option. This Option shall expire as of the close of trading at the national securities exchange on which the Common Stock is traded (“Exchange”) on the tenth anniversary of the Date of Grant or if the Exchange is closed on the anniversary date or the Common Stock of the Company is not trading on said anniversary date, such earlier business day on which the Common Stock is trading on the Exchange.

B.    During the lifetime of Employee, the Option shall be exercisable only by Employee and shall not be assignable or transferable by Employee otherwise than (i) by will or the laws of descent and distribution, or (ii) by designating a beneficiary or beneficiaries (in a manner established by the Management Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”)) to exercise the rights of Employee and receive any property distributable with respect to the Option upon the death of the Employee (any person to whom the Option has been transferred pursuant to this Section 2B, a “Transferee”). The Transferee shall be subject to the provisions of the Agreement, and, as a condition to the transfer of the Option becoming effective, the Transferee shall agree to be bound by the provisions of this Agreement.

C.    Under no circumstances may the Option or any portion of the Option granted by this Agreement be exercised after the term of the Option expires.

3.    Effect of Termination of Employment

A.    If Employee’s employment terminates for any reason other than Employee’s gross and willful misconduct, death, retirement (as defined in Section 3D and subject to Section 3E (in the case of Employee’s termination of employment due to retirement under the circumstances described therein)), or disability (as defined in Section 3D): (i) any portion of the Option that was exercisable as of the date of termination of employment shall be exercisable at any time within the period beginning on the day after termination of Employee’s employment and ending at the close of trading on the Exchange ninety (90) days later; and (ii) any portion of the Option that was not exercisable as of the date of termination of employment shall terminate and be forfeited as of such date.

B.    If Employee’s employment terminates by reason of Employee’s gross and willful misconduct during employment, including, but not limited to, wrongful appropriation of Company or affiliate funds, serious violations of Company policy, breach of fiduciary duty or the conviction of a felony, the unexercised portion of the Option shall terminate as of the time of the misconduct. If the Company determines subsequent to the termination of Employee’s employment for whatever reason, that Employee engaged in conduct during employment that would constitute gross and willful misconduct justifying termination, the Option shall terminate as of the time of such misconduct. Furthermore, if the Option is exercised in whole or in part and the Company thereafter determines that Employee engaged in gross and willful misconduct during employment which would have justified termination at any time prior to the date of such exercise, the Option shall be deemed to have terminated as of the time of the misconduct and the Company may elect to rescind the Option exercise.

C.    If Employee shall die while employed by the Company or an affiliate and shall not have fully exercised the Option, all shares remaining under the Option shall become immediately exercisable. If Employee shall die within ninety (90) days after a termination of employment which meets the criteria of Section 3A above, only the portion of the Option for those shares that are vested as of the date of termination shall be exercisable. The executor or administrator of Employee’s estate or any Transferee may exercise the portion of such exercisable Option at any time during a period beginning on the day after the date of Employee’s death and ending at the close of trading on the Exchange on the tenth anniversary of the Date of Grant.

D.    Subject to Section 3E (in the case of Employee’s termination of employment due to retirement under the circumstances described therein), if Employee’s termination of employment is due to retirement or disability, all shares remaining under the Option shall become immediately exercisable. Employee shall be deemed to have retired if the termination of employment occurs for reasons other than the Employee’s gross and willful misconduct, death, or disability after Employee (i) has attained age 55 and 10 years of service with the Company or an affiliate, or (ii) has attained age 65. Employee shall be deemed to be disabled if the termination of employment occurs because Employee is unable to work due to an impairment which would qualify as a disability under the Company’s long term disability program. Subject to Section 3E (in the case of Employee’s termination of employment due to retirement under the circumstances described therein), Employee may exercise the portion of the Option remaining unexercised at any time during a period beginning on the day after the date of Employee’s termination of employment and ending at the close of trading on the Exchange on the tenth anniversary of the Date of Grant. Subject to Section 3E (in the case of Employee’s termination of employment due to retirement under the circumstances described therein), if Employee should die during the period between the date of Employee’s retirement or disability and the expiration of the Option, the unexercised portion of the Option shall be exercisable at any time during a period beginning the day after the date of Employee’s death and ending at the close of trading on the Exchange on the tenth anniversary of the Date of Grant.

E.    Notwithstanding anything to the contrary contained in this Section 3, if (i) Employee’s employment is terminated by retirement (as defined in Section 3D) and (ii) either (A) the date of Employee’s retirement falls before December 31 of the calendar year in which the Date of Grant falls or (B) Employee has not given the Company written notice to Employee’s immediate supervisor and the Chief Executive Officer of Employee’s intention to retire not less than six (6) months prior to the date of Employee’s retirement, then for purposes of this Agreement only, said termination of employment shall be deemed to be not a retirement but a termination subject to the provisions of Section 3A; provided, however, that solely in the case of Employee’s failure to have given the Company written notice to Employee’s immediate supervisor and the Chief Executive Officer of Employee’s intention to retire at least six (6) months prior to the date of Employee’s retirement, in the event that the Chief Executive Officer determines that said termination of employment without six (6) months prior written notice is in the best interests of the Company, such termination shall be deemed to be a retirement and shall be subject to Section 3D.

F.    If the Option is exercised by a Transferee or the executors or administrators of the estate of a deceased optionee, the Company shall be under no obligation to issue stock hereunder unless and until the Company is satisfied that the person(s) exercising the Option is the validly designated beneficiary or the duly appointed legal representative of the deceased optionee’s estate or the proper legatee or distributee thereof.

G.    For purposes of this Section 3, if the last day of the relevant period is a day upon which the Exchange is not open for trading or the Common Stock is not trading on that day, the relevant period will expire at the close of trading on such earlier business day on which the Exchange is open and the Common Stock is trading.

4.    Manner of Exercise

A.    Employee or other proper party may exercise the Option only by delivering within the term of the Option written notice to the Company at its principal office in Minneapolis, Minnesota, stating the number of shares as to which the Option is being exercised and, except as provided in Sections 4B(2), 4B(3) and 4B(4), accompanied by payment-in-full of the Option price for all shares designated in the notice.

B.The Employee may, at Employee’s election, pay the Option price as follows:

(1)by cash or check (bank check, certified check, or personal check);

(2)by delivering to the Company for cancellation, shares of Common Stock of the Company which have a fair market value equal to the Option price;

(3)if the Employee is still serving as an executive officer of the Company on the date of exercise, by a reduction in the number of shares of Common Stock to be delivered upon exercise, which number of shares to be withheld shall have an aggregate fair market value on the date of exercise equal to the exercise price; or

(4)by delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company from sale or loan proceeds the amount required to pay the exercise price.

For purposes of Sections 4B(2) and 4B(3), the fair market value per share of the Company’s Common Stock shall be the closing price of the Common Stock on the day immediately preceding the date of exercise on the Exchange. If there is not a quotation available for such day, then the closing price on the next preceding day for which such a quotation exists shall be determinative of fair market value. If the Common Stock is not then traded on the Exchange, then the fair market value shall be determined in such manner as the Company shall deem reasonable.

5.    Payment of Withholding Taxes

Upon exercise of any portion of this Option, Employee shall pay to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements which arise as a result of the exercise of the Option or provide the Company with satisfactory indemnification for such payment. Employee may pay such amount by delivering to the Company for cancellation shares of Common Stock of the Company with a fair market value equal to the minimum amount of such withholding tax requirement by (i) electing to have the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum statutory amount of such taxes required to be withheld by the Company, or (ii) electing to surrender to the Company previously owned shares with a fair market value equal to the amount of such minimum tax obligation.

6.    Change of Control

A.    Notwithstanding Section 2A hereof, the entire Option shall become immediately and fully exercisable upon a “Change of Control” and shall remain fully exercisable until either exercised or expiring by its terms. A “Change of Control” means:

(1)    an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), (a “Person”), of beneficial ownership (within the meaning of Rule

13d-3 of the 1934 Act) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either
(a)    the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or
(b)    the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);
provided, however, that the following acquisitions will not result in a Change of Control:
(i)    an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,
(ii)    an acquisition by the Employee or any group that includes the Employee, or
(iii)    an acquisition by any entity pursuant to a transaction that complies with clauses (a), (b) and (c) of Section 6A(3) below; or
(2)    Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of said Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial membership on the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or
(3)    Consummation of a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Outstanding Company Common Stock or Outstanding Company Voting Securities or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which
(a)    all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable equity interests), as the case may be, of the surviving or acquiring entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions (as compared to the other holders of the Company’s common stock and voting securities prior to the Business Combination) as their respective ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities,
(b)    no Person (excluding (i) any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any entity controlled by the Company or the entity resulting from such Business Combination, (ii) any entity beneficially owning 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly and (iii) the Employee and any group that includes the Employee) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or comparable equity interests) of such entity, and
(c)    immediately after the Business Combination, a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(4)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
7.    Adjustments; Fundamental Change
A.    If there shall be any change in the number or character of the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the Option shall then be unexercised and not yet expired, appropriate adjustments in the outstanding Option shall be made by the Company, in order to prevent dilution or enlargement of Employee’s Option rights. Such adjustments shall include, where appropriate, changes in the number of shares of Common Stock and the price per share subject to the outstanding Option.
B.    In the event of a proposed (i) dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (iv) a statutory share exchange involving the capital stock of the Company (each, a “Fundamental Change”), the Committee may, but shall not be obligated to:
(1)    with respect to a Fundamental Change that involves a merger, consolidation or statutory share exchange, make appropriate provision for the protection of the Option by the substitution of options and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the “parent corporation” (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder, or any successor provision) of the Company or such surviving corporation, in lieu of the Option and shares of Common Stock of the Company, or
(2)    with respect to any Fundamental Change, including, without limitation, a merger, consolidation or statutory share exchange, declare, prior to the occurrence of the Fundamental Change, and provide written notice to the holder of the Option of the declaration, that the Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change in exchange for payment to the holder of the Option, within 20 days after the Fundamental Change, of cash (or, if the Committee so elects in lieu of solely cash, of such form(s) of consideration, including cash and/or property, singly or in such combination as the Committee shall determine, that the holder of the Option would have received as a result of the Fundamental Change if the holder of the Option had exercised the Option immediately prior to the Fundamental Change) equal to, for each share of Common Stock covered by the canceled Option, the amount, if any, by which the Fair Market Value (as defined in this Section 7B) per share of Common Stock exceeds the exercise price per share of Common Stock covered by the Option. At the time of the declaration provided for in the immediately preceding sentence, the Option shall immediately become exercisable in full and the holder of the Option shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the shares of Common Stock covered thereby in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 7B, the Option, to the extent that it shall not have been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, the holder of the Option shall not be entitled to the payment provided for in this Section 7B if such Option shall have expired or been forfeited. For purposes of this Section 7B only, “Fair Market Value” per share of Common Stock means the fair market value, as determined in good faith by the Committee, of the consideration to be received per share of Common Stock by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Agreement.
8.    Miscellaneous

A.    This Option is issued pursuant to the Plan and is subject to its terms. The terms of the Plan are available for inspection during business hours at the principal offices of the Company.

B.    This Agreement shall not create an employment relationship between Employee and the Company and shall not confer on Employee any right with respect to continuance of employment by the Company or any of its affiliates or subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

C.    Neither Employee, the Employee’s legal representative, a Transferee, nor the executor(s) or administrator(s) of the Employee’s estate shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares of Common Stock receivable upon the exercise of this Option, in whole or in part, unless and until such shares shall have been issued upon exercise of this Option.

D.    This Option has been granted to Employee as a purely discretionary benefit and shall not form part of Employee’s salary or entitle Employee to receive similar option grants in the future. Benefits received under the Plan shall not be used in calculating severance payments, if any.

E.    The Company shall at all times during the term of the Option reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

F.    The internal law, and not the law of conflicts, of the State of Minnesota, USA, shall govern all questions concerning the validity, construction and effect of this Agreement, the Plan and any rules and regulations relating to the Plan or this Option.

G.    Employee hereby consents to the transfer by Employee’s employer or the Company of information relating to Employee’s participation in the Plan, including the personal data set forth in this Agreement, between them or to other related parties in the United States or elsewhere, or to any financial institution or other third party engaged by the Company, but solely for the purpose of administering the Plan and this Option. Employee also consents to the storage and processing of such data by such persons for this purpose.